UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       SCHOONMAKER, PETER G.

       1746 MEADOWLARK LN
       SHERIDAN,  WY   82501
    USA
2. Date of Event Requiring Statement (Month/Day/Year)
     September 1, 2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       (USEG)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
    PRINCIPAL OFFICER OF MAJOR SUBSIDIARY
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.01 Par Value Common Stock            |12,000                |D               |                                               |
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    $.01 Par Value Common Stock            |1,000                 |I (a)           |Custodial                                      |
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    $.01 Par Value Common Stock            |11,143                |I (b)           |ESOP Benef.                                    |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
 Qualified Stock Option |12/04/98 |09/25/08 |$.01 Par Value Common S|25,000   |N/A       |D            |                           |
(Right to Buy) (c)      |         |         |tock                   |         |          |             |                           |
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 Qualified Stock Option |01/10/01 |01/09/11 |$.01 Par Value Common S|41,667   |N/A       |D            |                           |
(Right to Buy) (c)      |         |         |tock                   |         |          |             |                           |
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 Non-Qualified Stock Opt|01/10/01 |01/09/11 |$.01 Par Value Common S|30,233   |N/A       |D            |                           |
ion (Right to Buy) (c)  |         |         |tock                   |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Form
3
(a) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") in an account established for the benefit of the
Reporting
Person.
(b) Consists of shares indirectly held by the Reporting Person as Custodian for his minor child under the Wyoming Uniform Transfers to Minors Act.
The Reporting Person disclaims beneficial and pecuniary interest in these shares.
(c) Stock options granted under the Issuer's Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
  /s/  PETER G. SCHOONMAKER
DATE
 September 10, 2001